First Amendment to Letter Agreement

This First Amendment (this “Amendment”) is entered into as of November 20, 2018, by and among Las Vegas Sands Corp., a Nevada Corporation (“LVSC”), Las Vegas Sands, LLC, a Nevada Limited Liability Company (together with LVSC, the “Company”), and Robert G. Goldstein, for the purpose of amending, changing and modifying terms of that certain letter agreement between the Company and you, dated December 9, 2014 (the “Agreement”).

In consideration of the mutual promises, covenants, conditions and provisions contained herein, the Company and you agree as set forth below.

1.	Defined Terms. Capitalized terms that are used but not defined in this Amendment shall have the meanings assigned to those terms in the Agreement.

2.	Term. The term of your employment shall be extended by five (5) years beyond the Initial Term, from January 1, 2020 through December 31, 2024 (the “Additional Term”).

3.
Base Salary. Beginning on the first day of the Additional Term (the “New Term Date”) and throughout the duration of the Additional Term, you shall receive a base annual salary of $4,500,000, payable in substantially equal installments every two weeks or otherwise in accordance with the regular payroll practices of the Company.

4.
Equity Award. On the date hereof (the “Additional Grant Date”), you shall be granted a one-time award of options to purchase 2,500,000 shares of LVSC common stock (the “Additional Option Grant”) under the Plan. The Additional Option Grant shall vest in five equal installments of 500,000 shares on each anniversary of the New Term Date, provided that the final installment shall vest on December 31, 2024, subject to your continued employment through each such date, except as otherwise provided in the Agreement.

The Company covenants that on the Additional Grant Date, without the need for shareholder approval, there will be 2,500,000 shares of LVSC common stock available under the Plan for the unconditional grant of the Additional Option Grant. The Additional Option Grant shall have a 10-year term from the New Term Date, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) on the Additional Grant Date. Except as otherwise provided herein or in the Agreement, the Additional Option Grant shall otherwise be subject to the terms and conditions of the Plan and the Company’s form of stock option agreement for its senior executives.

5.
Termination Due to Death or Disability. In the event your employment under the Agreement is terminated during the Additional Term due to your death or Disability, in addition to the provisions set forth in in the Agreement, you or your estate, as the case may be, shall be entitled to receive a payment in an amount equal to 100% of your then target bonus.

6.
Entire Agreement. This Amendment and the Agreement contain the entire agreement between the Company and you with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either the Company or you in executing this Amendment other than the express representations of this Amendment and the Agreement.

7.
Original Agreement. Except as expressly modified by this Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

The Company and you have read, understood, and duly executed this Amendment by their signatures, effective November 20, 2018.

Robert G. Goldstein	Las Vegas Sands Corp.
/s/Robert G. Goldstein	By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chairman of the Board & CEO

Las Vegas Sands, LLC
	By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
	Title:	Chairman of the Board & Treasurer